EXHIBIT 99.1

The Community Financial Corporation Announces the Appointment of John Parlett, Jr. and Kathryn Zabriskie to Its Board of Directors

Appointments Fill Vacancies Created By Retirement of Philip Goldstein and James Shepherd

WALDORF, Md., Feb. 14, 2017 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ:TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), today announced the appointment of John K. Parlett, Jr. and Kathryn Zabriskie to the Company’s Board of Directors.  Mr. Parlett and Ms. Zabriskie, who are both currently directors of the Bank, have been appointed to fill vacancies created by the retirement of Philip Goldstein and James Shepherd from the Company’s Board. Mr. Goldstein has also retired from the Bank’s Board of Directors, while Mr. Shepherd will remain a member of the Bank’s Board of Directors following his retirement from the Company’s Board.

John Parlett has been a member of the Bank’s Board of Directors since 2014.  He is currently President of CMI General Contractors, Inc., a commercial design construction firm in Charlotte Hall, Maryland, and President of Computech Systems, Inc., a nationally marketed company that designs instrumentation and other electrical components for the motorsports industry. He also manages a number of real estate development companies, primarily focusing on commercial rental properties. Mr. Parlett also has an extensive history of community involvement.

Kathryn Zabriskie has served on the Bank’s Board of Directors since 2013.  She is President of Business Training Works, Inc., an employee-development firm specializing in soft-skills training, leadership development, and customer-experience initiatives in Port Tobacco, Maryland.  Ms. Zabriskie started the company in 2000. Ms. Zabriskie holds an MBA from the University of Texas at Austin and a BA from George Mason University.  She has served on several philanthropic boards and civic organizations in the Bank’s market.

Commenting on the appointments, Michael L. Middleton, Chairman of the Board, stated, “We are pleased to add two of our excellent Bank Board members, John Parlett and Kathryn Zabriskie, to the Company’s Board.  In addition to their substantial familiarity with the Bank’s operations and the communities we serve, John and Kathryn each bring significant, business and financial experience to the Company’s Board. The Company’s Board will greatly benefit from their presence.” William J. Pasenelli, Chief Executive Officer and Vice Chair, commented,  “We are also grateful to Phil Goldstein and James Shepherd for their years of service to the Company and the Bank, and we look forward to continuing to benefit from James Shepherd’s ongoing service on the Bank Board.”

Mr. Parlett will serve on the Enterprise Risk Management and Audit Committees of the Company’s Board and Ms. Zabriskie will serve on the Governance and Compensation Committees of the Company’s Board. Both Mr. Parlett and Ms. Zabriskie will continue to serve on the Bank Board’s ALCO and Credit Risk Committees.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake. Headquartered in Waldorf, Maryland. Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1.3 billion.  Through its 12 banking centers and five commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s banking centers are located at its main office in Waldorf, Maryland, and 11 branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and Central Park and downtown Fredericksburg, Virginia.

CONTACT:
Michael L. Middleton, Chairman of the Board
William J. Pasenelli, President and Chief Executive Officer
888.745.2265